Exhibit 10.31

April 6, 2020

Nicholas Khadder
2836 Johnson Ave.
Alameda, CA 94501

Dear Nick:

We are pleased to offer you the position of SVP & General Counsel with Fluidigm Corporation, reporting to Chris Linthwaite, CEO, at our South San Francisco, location.

It is an extraordinary time for Fluidigm. Our technology is empowering customers to improve life through comprehensive health insight. We invite you to join a leading provider of indispensable life sciences tools that is accelerating global research on multiple frontiers of human health.

At Fluidigm we are also building a positive culture where our people can do the best work of their careers, informed and influenced by our core values:

•Create what customers need next.
•Drive to make a difference.
•Collaborate and learn.
•Step up.

We hope you are as excited about this opportunity as we are delighted to have you on our team.

The following is a summary of the terms and conditions of this offer, which will apply to your employment with Fluidigm:

Start Date: April 27, 2020

Compensation:
You will receive an initial salary of $14,477.92 per pay period. We are on a semi-monthly pay schedule with two pay periods per calendar month which generally fall on the 15th and the last day of the month. This equates to a base compensation of $347,471.00 on an annual basis, less deductions as required by law, which will be paid in accordance with the Company’s normal payroll procedures. This is an exempt position.

Bonus Target:
You will be eligible to participate in the Company’s Employee Bonus Plan.  The bonus will be subject to achievement of performance objectives with the actual bonus amount to be determined by the Company in its discretion and will be pro-rated based upon your hire date. To earn a bonus, you must remain employed with the Company through the date bonuses are paid, as well as having commenced your employment on or prior to September 30 of the corresponding bonus plan’s performance year. For purposes of calculating any bonus payout you earn, your target bonus amount will initially be 50% of your annual base salary.

Equity Award:
We will recommend to our Board of Directors or one of its committees after commencement of your employment with the Company that you receive an on-hire grant of 65,000 Restricted Stock Units. Your grant will be subject to the approval of the Board of Directors or its committee, the terms of our equity incentive plan, and our policies governing grants of equity incentive awards.

Benefits:
You are eligible to receive the Company’s standard benefits package which currently includes medical, dental, vision, life and disability insurance benefits. Benefits will be effective on your date of hire. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. Your service anniversary date will be bridged back to your original hire date. You will be entitled to accrue up to 3 weeks paid vacation each year and such paid holidays as the Company gives to its employees generally, in accordance with company policies.

Workers’ Compensation Insurance:
The Company provides a comprehensive workers’ compensation insurance program at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical or hospital treatment. Insurance carrier: Preferred Employers Group - PO BOX 85838, San Diego, CA 92186, phone number (866) 472-9602.

Confidentiality and Company Policies:
It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Background and reference checks: This offer is contingent upon successfully passing your background and reference checks.

Employment Authorization:
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship may be terminated.

Other:
This offer of employment and its related terms will expire on April 9, 2020.

This letter shall be interpreted under California law. You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities, location of your position, or any other terms and conditions of employment at any time to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in Santa Clara County California. The current JAMS employment arbitration rules & procedures can be found at http://www.jamsadr.com/rules-employment-arbitration/. The JAMS employment arbitration rules & procedures may, however, be amended by JAMS. You acknowledge that you are waiving your right to a jury trial.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it via Adobe Sign to our Talent Acquisition Team.
This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to you joining and being part of Fluidigm!  I am certain we can build a great company together.
Sincerely,

/s/ Angela Peters
Angela Peters
Vice President, Global Human Resources
Fluidigm Corporation

ACCEPTED AND AGREED TO:
/s/ Nicholas Khadder

Nicholas Khadder                        Date April 7, 2020